                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                         Commission File Number 0-27219

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                           NOTIFICATION OF LATE FILING

(Check         One) [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
               [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

               For Period Ended: June 30, 2002

               [ ] Transition Report on Form 10-K
               [ ] Transition Report on Form 20-F
               [ ] Transition Report on Form 11-K
               [ ] Transition Report on Form 10-Q
               [ ] Transition Report on Form N-SAR

               For the Transition Period Ended:________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant:                 Media Sciences International, Inc.

Former Name if Applicable:               N/A

Address of Principal Executive Office:

      Street and Number:                 40 Boroline Road
      City, State and Zip Code:          Allendale, New Jersey 07401

                                     PART II
                            RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should
be completed. (Check appropriate box.) |X| Yes |_| No

|X| | (a) The reasons described in reasonable detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
    |
|X| | (b) The subject annual report, semi-annual report, transition report on
    |     Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on
    |     or before the 15th calendar day following the prescribed due date; or
    |     the subject quarterly report or transition report on Form 10-Q, or
    |     portion thereof will be filed on or before the fifth calendar day
    |     following the prescribed due date; and
    |
|_| | (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
    |     has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q,
N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company needs additional time to finalize its financial statements in order to insure accurate reporting of its financial condition and results of operations for the period ended June 30, 2002, as well as to complete a review of its Form 10-KSB by its accountants and attorneys. The Company expects to file by October 14, 2002.

                                     PART IV
                                OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

Michael W. Levin                                 (201) 236-1100
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       (Name)                                    (Area Code) (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s). |X| Yes |_| No

(3)  Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof? |_| Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       Media Sciences International, Inc.
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                  (Name of Registrant as Specified in Charter)

         Has      caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2002            By: /s/ Michael W. Levin
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                                       Michael W. Levin
                                       President